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                    December 14, 2022

       J. Gerald Combs
       Chief Executive Officer
       Canna-Global Acquisition Corp
       4640 Admiralty Way , Suite 500
       Marina Del Rey, California 90292

       Sharwin Sinnan
       Chief Financial Officer
       Canna-Global Acquisition Corp
       4640 Admiralty Way , Suite 500
       Marina Del Rey, California 90292

                                                        Re: Canna-Global
Acquisition Corp
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 13,
2022
                                                            File No. 001-41102

       Dear J. Gerald Combs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Debbie Klis